Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is made this 14th day of May, 2014 by and between IVGI Acquisition, Inc., a Delaware corporation (the “Company”), and Nicholas Molina (the “Executive”).

Recitals

WHEREAS, the parties hereto are entering into this Agreement pursuant to and subject to the conditions set forth in that certain Asset Purchase Agreement of even date herewith (the “Acquisition Agreement”);

WHEREAS, the Executive was employed by International Vapor Group, Inc., a Delaware corporation (“International Vapor”), prior to the Closing, was terminated by International Vapor at the Closing and, contingent upon the consummation of the Closing, the Company wishes to employ the Executive from and after the Closing and the Executive wishes to accept such employment, upon the terms and conditions hereinafter set forth; and

WHEREAS, the Executive and the Company desire to set forth the terms and conditions of the Executive’s employment herein.

NOW THEREFORE, in consideration of the foregoing recitals, which are incorporated by reference hereto into the terms of the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE I INTERPRETATION OF THIS AGREEMENT

1.1. Defined Terms. Unless defined in the Acquisition Agreement, capitalized terms used in this Agreement shall have the respective meanings set forth in Annex 1.

1.2. Interpretation. The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement and not any particular section, paragraph, subparagraph or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in masculine, feminine or neuter gender shall include the masculine, feminine and the neuter.

ARTICLE II EMPLOYMENT

2.1. Title. During the Initial Term and the Renewal Term, if applicable, the Executive shall have the position of Senior Vice President of Retail and eCommerce of the Company. At no time shall the Executive be deemed an executive officer of the Company or of the Parent within the meaning of Rule 3b-7 of the Exchange Act.

2.2. Office Location. During the Initial Term and the Renewal Term, if applicable, the Executive’s services hereunder shall be rendered or performed as necessary at the primary offices of the Company, currently in Miami Lakes, Florida, or the primary offices of the Parent, currently in Dania Beach, Florida, or at an ancillary office of the Company in Miami-Dade County, Florida which shall be established by the Company immediately after Closing, or at another location mutually agreeable to by the Company and the Executive, subject to reasonable necessary travel requirements in connection with the management and operation of any businesses acquired or developed by the Company during the Employment Period and/or as otherwise required by his position and duties to the Company in the Executive’s reasonable judgment.

2.3. Duties and Services. During the Employment Period, the Executive will render such managerial duties and responsibilities customary to his office and as are reasonably necessary to the operations of the Company, including the Business, and for the benefit of the Company and/or Parent or any of the Company’s and/or Parent’s Subsidiaries as the Board may from time to time reasonably direct. The Executive’s duties and services will include, without limitation, the performance of the tasks and items set forth in Section 1.7.8 of the Acquisition Agreement, which duties and services will not be modified or diminished by the Company without the Executive’s consent, which consent shall not be unreasonably withheld, delayed or conditioned. The Executive will devote his best efforts and substantially all of his business time and attention (except for vacation and holiday periods and reasonable periods of illness or other incapacity) to the provision of duties and services under this Agreement. Nothing in this Agreement shall prohibit the Executive from engaging in trade association activities, including serving as a board member or committee member or officer to trade associations, engaging in charitable and civic activities or owning, holding or managing or other activities related to his and/or his family members’ personal investments, properties and assets and/or tax and/or estate planning; provided that none of such activities interferes with the performance of the Executive’s agreements with the Company and/or the Parent under Section 3.3 of this Agreement or materially interferes with the performance of the Executive’s other duties and responsibilities to the Company and/or the Parent under this Agreement. The Executive shall travel at such times and to such locations as the Executive’s duties and responsibilities shall reasonably require. Upon any termination of the Executive’s employment with the Company, the Executive shall deliver to the Company a written resignation from all positions then held by the Executive with the Company, including any position as a director of the Company if held at such time.

2.4. Duration. The Company agrees to employ the Executive in the position set forth in Section 2.1, unless sooner terminated in accordance with the provisions of this Agreement, and the Executive agrees to be so employed for the period beginning at, and only upon consummation of, the Closing and ending upon the earlier of (x) expiration of the twelve (12) full calendar months after expiration of the Measurement Period or (y) the date Earn-Out Payments under Section 1.7 of the Acquisition Agreement are no longer payable for any reason whatsoever (the “Initial Term”); provided, that the duration of the Executive’s employment shall be automatically renewed for successive additional periods of one (1) year (each, a “Renewal Term”) unless either party sends written notice to the other of such party’s decision not to renew the Executive’s employment for the applicable Renewal Term on or before the ninetieth (90th) day prior to the expiration of the Initial Term or such Renewal Term, as applicable.

2.5. Salary and Benefits. During the Employment Period:

2.5.1 the Company will pay the Executive a base salary at the rate of One Hundred Eighty-Two Thousand and 00/100 Dollars ($182,000.00) per annum (“Base Salary”), or at such higher rate as the compensation committee of the Board (or individuals performing the equivalent functions) may designate acting in good faith. The Base Salary shall be payable in installments consistent with the Company’s normal payroll schedule, subject to applicable income and employment withholding taxes;

2.5.2 the Executive will be entitled to be paid the portion of the Earn-Out payable to the Executive under Section 1.7 of the Acquisition Agreement in his capacity as an employee of the Company which will be entirely governed by and be payable to the Executive as and when set forth in such Section 1.7 (including, without limitation, Sections 1.7.7, 1.7.10 and 1.7.11 thereof);

2.5.3 the Executive will also be entitled to participate in and receive all benefits under any welfare benefit plans and programs, including without limitation, profit sharing, medical, dental, disability and/or other insurance, and any and all other fringe benefit plans as are from time to time provided by the Parent to its senior executives and, without duplication, its employees generally, subject to the provisions of such plans, including, without limitation, eligibility criteria and contribution requirements, as the same may be in effect from time to time (provided, however, in the case of performance-based cash and equity incentive plans and awards subject to the terms and conditions of Section 2.8; and provided further, however, that the Company will pay 50% of the premium with respect to the health/medical insurance coverage for the Executive and his dependents);

2.5.4 the Executive will be entitled to three (3) weeks’ vacation each year with salary, to be taken at such times as approved by the Chief Executive Officer of the Parent; and

2.5.5 the Executive will be entitled to reimbursement of all reasonable business travel and other business expenses incurred by the Executive in accordance with the Parent’s expense reimbursement policy in effect from time to time.

2.6. Termination. The Initial Term or the Renewal Term, as applicable, may be earlier terminated on any one or more of the following dates: (a) the date specified in a Notice of Termination given by the Executive in connection with his resignation (which shall not be less than sixty (60) days from the date such Notice of Termination is given, unless a shorter period is subsequently requested by the Company after receipt of such Notice of Termination); (b) the date specified in a Notice of Termination given by the Company stating that the Board has determined that the Executive’s employment be terminated for Cause; (c) the date specified in a Notice of Termination given by the Company stating that the Board has determined that the Executive’s employment with the Company is terminated; (d) the date of the Executive’s death; (e) the date specified in a Notice of Termination given by the Company in connection with a termination of the Executive’s employment by reason of his Incapacity; or (f) the date specified in a Notice of Termination given by the Executive in connection with his termination of employment for Good Reason (which shall not be less than thirty (30) days from the date such Notice of Termination is given, unless a shorter period is subsequently requested by the

Company after receipt of such Notice of Termination), unless the Company shall have cured or otherwise remedied the basis for such action prior to the 30th day following its receipt of the Notice of Termination. For purposes of this Agreement, the term “Employment Period” means the period of the Executive’s employment, and the term “Termination Date” means the date on which the Executive’s employment with the Company expires or is terminated (whether by the Executive or the Company). Any purported termination of the Executive’s employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 4.1, which notice shall indicate the specific termination provision in this Section 2.6 relied upon (a “Notice of Termination”).

2.7. Severance Pay.

2.7.1 If the Executive’s employment is terminated pursuant to Section 2.6 (clauses (a) through (f) inclusive), then the Company shall pay to the Executive: (a) any accrued but unpaid Base Salary; (b) the Earn-Out payable to the Executive under Section 1.7 of the Acquisition Agreement as and when set forth therein and irrespective of any termination of the Executive’s employment or this Agreement except as specifically provided in Section 1.7 of the Acquisition Agreement; and (c) any other earned but unpaid performance-based cash or equity incentive awards (solely as to this item (c) only to the extent such payment is awarded or accrued and earned prior to such termination) and any unreimbursed expenses, in each case, consistent with the Company’s normal payroll schedule, subject to applicable income and employment withholding taxes.

2.7.2 If the Executive’s employment is terminated pursuant to Section 2.6(c) or pursuant to Section 2.6(f), then, subject to the provisions of Section 2.7.4, the Company will pay to the Executive an amount equal to the amount of Base Salary then in effect that the Executive would have been entitled to receive during the period beginning on the Termination Date and ending on the date which is (i) ninety (90) days after the Termination Date if the Termination Date occurs during the first year of the Initial Term or (ii) one hundred eighty (180) days after the Termination Date if the Termination Date occurs during or after the second year of the Initial Term or thereafter during any Renewal Term.

2.7.3 The payments to be made by the Company to the Executive under Section 2.7.1 shall be made in installments, and on the payment dates, during the Severance Period on which Base Salary would have otherwise been paid had the Executive’s employment not been terminated. Upon the making of the last of such payments, the Company will have no further obligation to the Executive hereunder except as otherwise provided herein and under Section 1.7 of the Acquisition Agreement. All payments shall be subject to applicable income and employment withholding taxes.

2.7.4 The Executive’s right to receive, and the Company’s obligation to pay and provide, any of the payments provided for in this Section 2.7 shall be subject to (a) the Executive’s compliance with, and observance of, the Executive’s obligations under Sections 3.1, 3.2 and 3.3 of this Agreement and Sections 6.1 and 6.2 of the Acquisition Agreement, (b) other than as specified in the foregoing clause (a), the Executive’s compliance in all material respects with, and observance in all material respects of, all of the Executive’s then remaining material obligations under this Agreement and the post-Closing covenants of the Executive under the

Acquisition Agreement that continue beyond the Termination Date and (c) the Executive’s execution, delivery and non-revocation of, and performance under, a release in favor of the Company and its Affiliates in the form of Exhibit A (as such form may be mutually agreed upon and modified by the Company and the Executive so as to comply with all applicable laws as then in effect) within forty-five (45) days of the Termination Date.

2.7.5 If the release specified in Section 2.7.4 is executed and delivered (and no longer subject to revocation, if applicable) within forty-five (45) days following the Termination Date, then the following shall apply:

(a) To the extent any such cash payment to be provided is not “deferred compensation” for purposes of Section 409A of the Code, then such payment shall commence upon the first scheduled payment date immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement had such payments commenced immediately upon the termination of the Executive’s employment, and any payments made thereafter shall continue as provided herein.

(b) To the extent any such cash payment to be provided is “deferred compensation” for purposes of Section 409A of the Code, then such payments shall be made or commence upon the forty-fifth (45th) day following the Termination Date. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the termination of the Executive’s employment, and any payments made thereafter shall continue as provided herein.

2.8. Performance Based Awards.

2.8.1 Except for the portion of the Earn-Out payable to the Executive under Section 1.7 of the Acquisition Agreement as an employee of the Company which will be entirely governed by and be payable to the Executive as and when set forth in Section 1.7 (including, without limitation, Sections 1.7.7, 1.7.10 and 1.7.11 thereof), during the Initial Term, the Executive shall not be entitled to participate in any performance-based cash or equity incentive plans of the Parent or receive any awards thereunder or otherwise. During any Renewal Term (to the extent the Executive is retained following the expiration of the Initial Term), to the extent the compensation committee of the Board (or individuals performing the equivalent functions) grants performance-based cash or equity incentive awards under an equity incentive plan or otherwise to its senior executives, the Executive will be entitled to participate in and receive any such plan or non-plan performance-based cash or equity incentive awards, at all times pursuant to the terms (including all vesting thresholds) of any such plan and grant, as applicable.

2.8.2 Except as otherwise provided as to and excluding the Earn-Out under Section 1.7 of the Acquisition Agreement which will be entirely governed by and be payable to the Executive as and when set forth therein and will be payable irrespective of any termination of the Executive’s employment other than for termination by the Company of the Executive for Cause or the termination of employment by the Executive without Good Reason as specifically provided in Section 1.7 of the Acquisition Agreement, if the Employment Period is terminated pursuant to Section 2.6 prior to the end of the period with respect to which any performance-based cash or equity incentive award is earned or accrued, then the Executive will not be entitled to receive any payment on account of any such performance-based cash or equity incentive award.

2.8.3 The payment of any performance-based cash or equity incentive award is subject to applicable income and employment withholding taxes.

ARTICLE III PROPERTY AND BUSINESS OF THE COMPANY

3.1. Books and Records. All books, records, reports, writings, notes, notebooks, computer programs, sketches, drawings, blueprints, prototypes, flavor profiles, formulas, photographs, negatives, models, equipment, chemicals, reproductions, proposals, flow sheets, supply contracts, customer lists and other documents and/or things relating in any manner to the business of any of the Parent, the Company or any of their respective Subsidiaries (including but not limited to any of the same embodying or relating to any confidential information or trade secrets), whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Parent, the Company or such Subsidiary, as the case may be, and shall not be copied, duplicated, replicated, transformed, modified or removed from the premises of the Company except pursuant to and in furtherance of the business of the Company, the Parent or any of their respective Subsidiaries and shall be returned immediately to the Company on the Termination Date or on the Board’s request at any time. The Executive agrees that the Executive will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer, client or other Person with which the Executive has an agreement or duty to keep in confidence information acquired by the Executive, if any, and that the Executive will not bring onto the premises of Company any unpublished document or proprietary information belonging to such Person unless consented to in writing by such Person.

3.2. Inventions and Patents. The Executive agrees that all inventions, innovations or improvements related to (a) the Parent’s, the Company’s or any of their respective Subsidiaries’ method of conducting its business (including new contributions, improvements, ideas, flavor profiles and discoveries, whether patentable or not) conceived or made by him during his employment with the Company and (b) any Seller’s and/or the Business’ respective method of conducting its business (including new contributions, improvements, ideas and discoveries, whether patentable or not) conceived or made by him during his employment with the Sellers belong exclusively to the Company and the Executive hereby assigns all of such inventions, innovations and improvements, contributions, ideas, flavor profiles and discoveries to the Company. The Executive will promptly disclose such inventions, innovations and improvements, contributions, ideas, flavor profiles and discoveries to the Company and perform all actions reasonably requested by the Company to establish and confirm the Company’s exclusive ownership thereof.

3.3. Non-Competition; Non-Solicitation; Non-Disclosure.

3.3.1 Covenants. During the period equal to the longer of: (a) the Employment Period and for a period of two (2) years from and after the Termination Date or (b) from the Closing Date through the five (5) year anniversary of the Closing Date, the Executive will not for his own account, jointly with another or for or on behalf of any Person, directly or indirectly, through an Affiliate or otherwise, anywhere within the entire world (the “Territory”):

(a) engage in the Business or own, manage or control, or become engaged or serve as a shareholder (other than a passive owner of less than 5% of the outstanding securities of a publicly-traded entity), bondholder or creditor (other than a passive owner of less than 5% of the outstanding debt obligations of a publicly-traded entity), officer, director, partner, member, manager, employee, agent, consultant, advisor or representative of any Person, business or enterprise that competes directly or indirectly with the Parent and/or the Company with regard to any of the activities engaged in by the Business; however, for purposes of clarity, the Executive may operate NutriCigs International LLC, a Florida limited liability company (“Nutricigs”) solely as Nutricigs conducts its business as of the date of this Agreement, which the parties agree is limited to selling fortified e-cigarettes and e-liquids; however, notwithstanding the immediately preceding sentence, if at any time Company, Parent and/or any of their respective Affiliates enters into a business line that is competitive with Nutricigs, then Executive shall divest himself of any direct and/or indirect ownership and/or financial interest in Nutricigs within 90 days of his receipt of written notice from Parent and/or Company);

(b) recruit, induce, solicit or employ, or in any manner attempt to recruit, induce, solicit or employ, any Person that is at such time an employee, independent contractor or consultant of the Parent or the Company;

(c) solicit any Person that is at such time (i) a customer or supplier of any of the Sellers, the Company, Parent or the Business or (ii) a Person with whom any of the Sellers, the Company or Parent discussed a potential business relationship, in each case, for the purpose of offering or providing services or products which are competitive with services or products provided by the Company, Parent or the Business;

(d) cause or seek to cause to be terminated or materially adversely affected or otherwise materially interfere with any contract of any kind to which the Company, Parent and/or the Business is a party or from which any of them benefits;

(e) seek to materially interfere with or adversely affect the ongoing relationships between the Company, Parent and the Business, on the one hand, and any of their suppliers, customers and professional and business contacts, on the other hand;

(f) make any material negative, derogatory or disparaging statements or communications regarding the Company, Parent or the Business and/or their respective Affiliates or employees, other than truthful statements required by subpoena or court order or as related to discovery or testimony in a legal proceeding involving a dispute between the Executive and Company and/or Parent; or

(g) except in connection with satisfying agreements, duties and/or obligations in connection with employment with the Company, or any of its Affiliates under the Acquisition Agreement, in any fashion, form or manner (A) use, disclose, communicate or provide or permit access to any Person, or (B) remove from the Parent’s or Company’s premises any notes or records, relating to any confidential, proprietary or secret information of the Parent, Company or any of their Affiliates (including the identity of customers, suppliers and others with whom Parent or Company does business; Parent’s or Company’s marketing methods, strategies and related information; contract terms, pricing, margin or cost information or other information regarding the relationship between Parent, Company or any of their Affiliates and the Persons with which they have contracted; Parent’s, Company’s or any of their Affiliates’ services, products, software, technology, developments, improvements and methods of operation; Parent’s, Company’s or any of their Affiliates’ results of operations, financial condition, projected financial performance, sales and profit performance and financial requirements; the identity of and compensation paid to Parent’s, Company’s or any of their Affiliates’ employees and consultants; any business plans, models or strategies and the information contained therein; their sources, leads or methods of obtaining new business; and all other confidential information of, about or concerning the Business).

3.3.2 Executive’s Acknowledgements. The provisions of this Section 3.3 will continue whether or not the Executive is employed by the Company. The Executive recognizes the importance of the covenants contained in this Section 3.3 and acknowledges that, based on his past experience, the Business and the currently anticipated plans to expand the Business, the restrictions imposed herein are: (i) reasonable as to scope, time and area; (ii) necessary for the protection of Parent’s and the Company’s legitimate business interests, including trade secrets, goodwill, and relationships with customers and suppliers; and (iii) not unduly restrictive of any rights of the Executive. The Executive acknowledges and agrees that the covenants contained in this Section 3.3 are essential elements of this Agreement and that but for these covenants the Company would not have entered into this Agreement with the Executive or the Acquisition Agreement. The existence of any claim or cause of action against Parent or the Company by the Executive, whether predicated on the Company’s breach of this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this Section 3.3. The Executive represents and warrants that the Business will be conducted throughout the Territory, that the restrictions contained within this Section 3.3 are reasonable and necessary to protect the goodwill of the Business, and that the Executive shall not challenge the enforceability or reasonableness of these restrictive covenants.

3.3.3 Severability. If any covenant or restriction contained in this Section 3.3, or any part thereof, is hereafter construed or found to be invalid or unenforceable in part or in whole, the same shall not affect the remainder of the covenants or restrictions, which shall be given full effect, without regard to the invalid or unenforceable portions, and any court having jurisdiction shall have the power to reduce the duration, scope and/or area of such covenant and, in its reduced form, said covenant shall then be enforceable. The parties intend that the covenants under Section 3.3 shall be deemed to be a series of separate covenants, one (1) for each and every county in each and every jurisdiction within the Territory.

3.3.4 Remedies. The parties recognize that the performance by the Executive of his obligations under this Agreement is special, unique and extraordinary in character, and that, if the Executive breaches or threatens as reasonably determined by the Company to breach the terms and conditions of this Agreement, the Company and the Parent will suffer irreparable injury for which no adequate remedy at law exists. Accordingly, in the event of such breach or threatened breach, the Company and/or the Parent will be entitled, if either or both of them so elects, to institute and prosecute proceedings in any court in the United States or otherwise having jurisdiction to specifically enforce this Agreement by the Executive or to enjoin the Executive from breaching or attempting to breach this Agreement. This remedy is in addition to and not in lieu of the remedies otherwise available to the Parent and Company and the Parent and/or the Company may institute an action against the Executive to obtain injunctive and/or declaratory relief while pursuing claims for damages based on the same set of facts in the jurisdiction specified in this Section 3.3. The Executive agrees that the Parent and/or the Company may seek and obtain injunctive or declaratory relief without proving any damages or proving there is no adequate remedy at law to prevent or restrain breaches or threatened breaches of this Agreement and the Executive waives any claim or right to such requirements. The protections contained within this Section 3.3 are in addition to, and not in lieu of, all protections afforded by applicable state and federal law, including those relating to protection of trade secrets and protection of computer systems and electronic information.

3.4. Representation and Warranty. The Executive represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which the Executive is bound, (ii) the Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other Person (other than the Company under the Acquisition Agreement) that will interfere with the Executive’s ability to fulfill his obligations under this Agreement and (iii) upon the execution of this Agreement by the Company and the Executive, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms.

ARTICLE IV MISCELLANEOUS

4.1. Notices. Any notice, request, demand, claim or other communication hereunder that is required to be made in writing shall be deemed duly given on the fifth (5th) Business Day after if it is sent by registered or certified mail, return receipt requested, postage prepaid, or, on the next Business Day after if sent by a reputable overnight courier such as Federal Express, and addressed to the intended recipient as set forth below:

If to the Executive:	To the Executive’s last known address as set forth in the Company’s payroll records.

If to the Company:	3001 Griffin Road
Dania Beach, FL 33312

Either party hereto may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, messenger service, facsimile, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient; provided, that such communication is also sent by registered or certified mail or by reputable overnight courier within five Business Days of the original communication. Either party hereto may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

4.2. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein; provided, that, if any of the provisions of Article III are held to be invalid, illegal or unenforceable, then such provisions shall be deemed amended in the manner and to the extent provided for in Section 3.3.3.

4.3. Complete Agreement. This Agreement together with the Acquisition Agreement and the other Company Agreements embody the complete agreement and understanding among the parties relating to the subject matter hereof and thereof and supersede and preempt any contemporaneous or prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

4.4. Counterparts. This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Any telecopied, e-mailed, scanned, or other electronically delivered signature shall be deemed a manually executed and delivered original.

4.5. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive and the Company and their respective successors and permitted assigns (and, in the case of the Executive, heirs and personal representatives), except that the Executive may not assign any of his rights or delegate any of his obligations hereunder and the Company may not assign any of its rights or delegate any of its duties or obligations hereunder to other than the Parent or a Subsidiary of the Company or the Parent. In the event of the Executive’s death during any period within which he is entitled to receive severance pay pursuant to Section 2.7.2, the Company shall, in accordance with the terms and subject to the conditions of the Company’s obligations with respect thereto, pay such amounts to the Executive’s estate as and when such amounts would have been required to be paid to the Executive but for the Executive’s death.

4.6. Equitable Remedies. The Executive acknowledges and agrees that the Company would not have an adequate remedy at law in the event any of the provisions of Article III are not performed in accordance with their specific terms, are breached or are threatened to be breached. Accordingly, the Executive agrees that the Company shall be entitled, in addition to any other rights and remedies which may be available to it, to an injunction or injunctions to prevent breaches of Article III and to enforce specifically the terms and provisions thereof in any action instituted in any court described in Section 4.7 hereof, and without any requirement to post bond or other security, prove any damages or prove there is no adequate remedy at law to prevent or restrain breaches or threatened breaches of this Agreement and the Executive waives any claim or right to such requirements.

4.7. Choice of Law; Jurisdiction and Venue. This Agreement shall be governed, interpreted, construed and enforced in accordance with the laws of the State of Florida without regard to conflicts of laws principles thereof and all questions concerning the validity and construction hereof shall be determined in accordance with the laws of said state. Subject to the last sentence of this Section 4.7 (and except for actions taken to enforce the provisions set forth in Section 3.3), by execution and delivery of this Agreement, each party irrevocably submits to the personal and exclusive jurisdiction of any federal or state court of competent jurisdiction located in Broward County, Florida, or in the forum described in Section 10.14 of the Acquisition Agreement, in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agrees, on behalf of himself or itself and on behalf of such party’s heirs, personal representatives, successors and assigns that all claims in respect of such action or proceeding may be heard and determined in any such court. Each party agrees that venue would be proper in any of such courts, and hereby waives any objection that any such court is an improper or inconvenient forum for the resolution of any such action. The parties further agree that the mailing by certified or registered mail, return receipt requested, to the addresses specified for notice in this Agreement, of any process or summons required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by statute or rule of court.

4.8. Waiver of Jury Trial. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

4.9. Amendments and Waivers. No provision of this Agreement may be modified, amended, terminated or waived without the prior written consent of the parties hereto. The waiver by either party to this Agreement of a breach of any provision of this Agreement shall not be construed or operate as a waiver of any preceding or succeeding breach of the same or any other term or provision or as a waiver of any contemporaneous breach of any other term or provision or as a continuing waiver of the same or any other term or provision. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

4.10. Business Days. Whenever the terms of this Agreement call for the performance of a specific act on a specified date, which date does not fall on a Business Day, the date for the performance of such act shall be postponed to the next succeeding Business Day.

4.11. No Third Party Beneficiary. Except for the parties to this Agreement and their respective successors and permitted assigns, heirs and personal representatives, nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement; except that Parent shall be a third party beneficiary of the Executive’s obligations under this Agreement and shall have the same rights as the Company to enforce such obligations as if it were a party hereto.

4.12. Enforcement Costs. If any civil action, arbitration, or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs, and all expenses even if not taxable as court costs (including all such fees, costs, and expenses incident to arbitration, appellate, bankruptcy, and post-judgment proceedings), incurred in that civil action, arbitration, or legal proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include paralegal fees, investigative fees, administrative costs and sales and use taxes and all other charges billed by the attorney to the prevailing party.

4.13. Compliance with Section 409A.

4.13.1 It is the intention of both the Company and the Executive that the benefits and rights to which the Executive could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If the Executive or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Executive and on the Company). Notwithstanding the foregoing, the Company does not make any representation to the Executive that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Executive or any beneficiary of the Executive for any tax, additional tax, interest or penalties that the Executive or any beneficiary of the Executive may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

4.13.2 If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A.

4.13.3 If the Executive is a “specified employee”, then no payment or benefit that is payable on account of the Executive’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after the Executive’s “separation from service” (or, if earlier, the date of the Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule. For purposes of this provision, the Executive shall be considered to be a “specified employee” if, at the time of his separation from service, the Executive is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company (or any Person with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock of which is publicly traded on an established securities market or otherwise.

4.13.4 Neither the Company nor the Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

4.13.5 For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

4.13.6 Notwithstanding any other provisions of this Agreement or any other agreement to which the Company and the Executive are parties to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

4.14. Effectiveness.

4.14.1 Notwithstanding anything to the contrary contained herein, this Agreement shall be effective on the Closing Date of the Acquisition Agreement and this Agreement shall be of no force or affect whatsoever if for any reason the Closing does not occur.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties, or their duly authorized officer, have executed this Agreement on the day and year first above written.

IVGI ACQUISITION, INC.

By:	/s/ Harlan Press
Name:	Harlan Press
Title:	President

EXECUTIVE

/s/ Nicolas Molina
Nicolas Molina

ANNEX 1

DEFINITIONS

“Acquisition Agreement” has the meaning given to it in the recitals.

“Agreement” means this Executive Employment Agreement, as the same may be amended, supplemented, or modified pursuant to Sections 3.3.3 and 4.9.

“Affiliate” has the meaning given to it in the Acquisition Agreement.

“Base Salary” has the meaning given to it in Section 2.5.1.

“Board” means the Board of Directors of the Parent.

“Business” means (i) the business of (w) owning certain electronic cigarette and vaporizer brands, including South Beach Smoke, EverSmoke™, NutriCigs and Vapor Zone™ and related products and accessories, as well as any other electronic cigarette and vaporizer brands and related products and accessories commercially available and under development (collectively, the “E-Cig Products”), (x) online sales of the E-Cig Products, (y) wholesale distribution of the E-Cig Products and (z) retail sales of the E-Cig Products, and (ii) any other line of business related and complementary to the business described in item (i) above that, as of the Termination Date, any of the Parent, the Company or any of their respective Subsidiaries is materially engaged in or is materially actually in the process to become engaged in.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which the banks are required to be closed in Miami, Florida.

“Cause” means any one or more of the following: (a) the repeated failure or refusal by the Executive to perform the Executive’s material duties or render the material services provided under, and consistent with the Executive’s duties and services set forth in, Section 2.3 (other than any such failure resulting from the Executive’s Incapacity); (b) the engaging by the Executive in conduct which would result in a Material Adverse Effect; (c) the commission by the Executive of an act or acts involving fraud, embezzlement, misappropriation or theft against the Company or any of its Affiliates; (d) the Executive’s gross negligence or willful misconduct in the performance of his duties as an employee of the Company which would have a Material Adverse Effect; (e) the conviction of the Executive (or the Executive’s plea of guilty or no contest prior to any conviction) in connection with a felony (other than related to a traffic violation or motor vehicle) or crime of moral turpitude; (f) the association, directly or indirectly, of the Executive, for his profit or financial benefit, with any Person that competes, in any material way, with the Company or any of its Affiliates; or (g) any other material breach by the Executive of any of the terms or provisions of this Agreement or any other post-Closing covenant or agreement of the Executive under the Acquisition Agreement, which other material breach, to the extent notice and opportunity to cure is required by such agreement, is not cured within thirty (30) days of notice by the Company. Notwithstanding the above, the Company shall provide written notice to the Executive and an opportunity to cure within thirty (30) days of notice by the Company for items involving a claimed breach for “Cause” pursuant to subsections (a), (b), (f) and (g) above. Any notice required to be given by the Company pursuant to subsection (a), (b), (f) or (g) above shall specify the nature of the claimed breach and the manner in which the Company requires such breach to be cured (if curable).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning given to it in the preamble.

“Employment Period” has the meaning given to it in Section 2.6.

“Executive” has the meaning given to it in the preamble.

“Good Reason” means any of the following: (A) the Parent or the Company commits a material breach of this Agreement or any of the post-Closing covenants or agreements of the Parent or the Company in the Acquisition Agreement; (B) any direct or indirect material diminution or reduction (actually or constructively) in the Executive’s position, duties, authority or responsibilities with the Company from his position, duties, authority and responsibilities set forth in Section 2.3; or (C) the Company requires the Executive to move his primary office anywhere outside of Miami-Dade County, Florida; provided that “Good Reason” shall cease to exist for an event on the 60th day following its occurrence, unless the Executive has given the Company written notice thereof within thirty (30) days of the Executive becoming aware of the existence of such condition giving rise to Good Reason, and the Company fails to remedy the condition within thirty (30) days after its receipt of such notice.

“Incapacity” means the Executive’s inability to perform the essential functions of his employment as required by this Agreement as a result of incapacity due to physical or mental injury or illness for more than ninety (90) consecutive days during any three hundred sixty-five (365) day period.

“Initial Term” has the meaning given to it in Section 2.4.

“International Vapor” has the meaning set forth in the recitals.

“Material Adverse Effect” means a material adverse effect on the business, assets, properties, results of operations, financial condition, prospects, reputation or interests of the Company or any of its Affiliates.

“Notice of Termination” has the meaning given to it in Section 2.6.

“Parent” means Vapor Corp., a Delaware corporation, and any successor thereof by operation of law or otherwise.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity (or any department, agency or political subdivision thereof) or any other type of business entity.

“Release Effective Date” has the meaning given to it in Section 2.7.5(a).

“Renewal Term” has the meaning given to it in Section 2.4.

“Section 409A” has the meaning set forth in Section 4.13.1.

“Sellers” means International Vapor Group, Inc., a Delaware corporation, and its subsidiaries, South Beach Smoke, Inc., a Florida corporation, Beach Wellness LLC, a Florida limited liability company, Vapor Zone, Inc., a Florida corporation, Nutricigs International LLC, a Florida limited liability company, and Vapor Zone Franchising, LLC, a Delaware limited liability company.

“Severance Period” means the period for so long as the Company is required to make the severance payments described in Section 2.7.

“Subsidiary” when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which (a) more than 50% of the securities or other ownership interests is or (b) securities or other interests having by their terms ordinary voting power to elect more than 50% of the board of directors or others performing similar functions with respect to such corporation or other organization, are, in either such case, directly or indirectly owned or controlled by such Person or by any one or more of its Affiliates.

“Termination Date” has the meaning given to it in Section 2.6.

“Territory” has the meaning given to it in Section 3.3.1.

EXHIBIT A

FORM OF RELEASE

[DATE], 20

[NAME OF EMPLOYEE]

[ADDRESS]

[CITY], [STATE] [ZIP]

Dear: [NAME OF EMPLOYEE]

Reference is made to the Executive Employment Agreement between the Company and you dated [                    ], 2014. This letter serves to document our mutual understanding regarding the terms of your severance payments, and a full release of any and all actual or potential claims relating to periods prior to the date that this letter becomes effective.

Provided that you execute this letter (including attachments A&B) prior to the expiration of twenty-two (22) days after the date hereof and you do not subsequently revoke this letter in accordance with the provisions on revocation set forth on Attachment B hereto, we shall, as severance pay, continue to pay you your annual base salary of [$INITIAL BASE SALARY] as presently in effect for the period specified in Section 2.7.2 of the Employment Agreement and in installments in accordance with the Company’s normal pay periods (except as provided in Section 2.7.4 of the Employment Agreement), subject to applicable withholdings, with no further benefit accrual. As provided in the Employment Agreement, our obligation to pay you such severance is subject to (a) your compliance with, and observance of, your obligations under Sections 3.1, 3.2 and 3.3 of the Employment Agreement and Sections 6.1 and 6.2 of the Acquisition Agreement (as such term is defined in the Employment Agreement) and (b) other than as specified in the foregoing clause (a), your compliance in all material respects with, and observance in all material respects of, all of your then remaining material obligations under the Employment Agreement and your post-Closing covenants under the Acquisition Agreement that continue beyond the date on which your employment with the Company terminated.

We look forward to working with you on a smooth transition of your responsibilities to others. We all appreciate your past efforts on behalf of the Company and will be happy to help you implement your future plans.

Very Truly Yours,

[NAME OF EMPLOYER]

By:
Title:
Date:

Agreed and accepted:

[NAME OF EMPLOYEE]

Date:

Exhibit A-1

ATTACHMENT A: RELEASE AND COVENANT NOT TO SUE

1. Release. I, [INSERT NAME], do hereby release and discharge [NAME OF EMPLOYER] (the “Employer”), each of its partners, and each of their subsidiaries’, stockholders’, equityholders’ and subsidiaries’ officers, directors, members, managers, partners, stockholders, employees, representatives, agents and affiliates (collectively, the “Employer Affiliates”, and each an “Employer Affiliate”) from any and all claims, demands or liabilities whatsoever, whether known or unknown or suspected to exist by me, which I ever had or may now have against any Employer Affiliate, from the beginning of time to the Effective Date of the letter (including its attachments), including, without limitation, any claims, demands or liabilities in connection with my employment, including wrongful termination, constructive discharge, breach of express or implied contract, unpaid wages, benefits, attorneys fees or pursuant to any federal, state, or local employment laws, regulations, or executive orders prohibiting inter alia, age, race, color, sex, national origin, religion, handicap, veteran status, and disability discrimination, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, any state statute relating to employee benefits or pensions and the Americans with Disabilities Act of 1990. This Release does not waive rights or claims that may arise after the Effective Date, and does not waive rights or claims for indemnification rights (if any) as a former officer or director of the Employer or any of the other Employer Affiliates, any claims for benefits under any directors’ and officers’ liability policy or other insurance policy maintained by the Employer in accordance with the terms of such policy, any rights to accrued but unpaid base salary and expense reimbursement and any rights and/or interests directly or indirectly under or arising from my Employment Agreement and/or the Acquisition Agreement and/or any other agreements, instruments or other documents between or among any one or more of the Employer Affiliates, on the one hand, and me or any of my affiliates, on the other hand, that by their terms survive the termination of my employment (collectively, “Preserved Claims”). I fully understand that, if any fact with respect to which this Release is executed is found hereafter to be other than or different from the facts in that connection believed by me to be true, I expressly accept and assume the risk of such possible difference in fact and agree that the release set forth herein shall be and remain effective notwithstanding such difference in fact. I acknowledge and agree that no consideration other than as provided for by the letter to which this release is an attachment has been or will be paid or furnished by any Employer Affiliate with respect to the delivery of this letter.

2. Covenant Not to Sue. I covenant and agree never, individually or with any person or in any way, to commence, aid in any way, prosecute or cause or permit to be commenced or prosecuted against any Employer Affiliate any action or other proceeding, including, without limitation, an arbitration or other alternative dispute resolution procedure, based upon any claim, demand, cause of action, obligation, damage, or liability that is the subject of this letter (including its attachments). I represent and agree that I have not and will not make or file or cause to be made or filed any claim, charge, allegation, or complaint, whether formal, informal, or anonymous, with any governmental agency, department or division, whether federal, state or local, relating to any Employer Affiliate in any manner, including without limitation, any Employer Affiliate’s business or employment practices. I waive any right to monetary recovery should any administrative or governmental agency or entity pursue any claim on my behalf. Notwithstanding the foregoing and anything to the contrary herein, this Section 2 shall not relate or apply in any manner whatsoever to any Preserved Claim.

3. Indemnification. I agree to indemnify and hold each Employer Affiliate harmless from and against any and all claims, including each Employer Affiliate’s court costs and attorneys’ fees, arising from or in connection with any claim, action, or other proceeding made, brought, or prosecuted, or caused or permitted to be commenced or prosecuted, by me, my successor(s), or assign(s) contrary to the provisions of the letter (including its attachments). It is further agreed that the letter (including its attachments) shall be deemed breached and a cause of action accrued thereon immediately upon the commencement of any action contrary to the letter (including the attachments), and in any such action the letter (including its attachments) may be pleaded by the Employer Affiliates, or any of them, both as a defense and as a counterclaim or cross-claim in such action.

4. Important General Provisions. If any provisions of the letter (including its attachments) is held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity and enforceability of the other provisions thereof, and the provision held to be invalid or unenforceable shall be enforced as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability. The provisions hereof shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, both substantive and remedial. The undersigned hereby waives trial by jury in any judicial proceeding involving, directly or indirectly, any matter (whether in tort, contract or otherwise) in any way arising out of, related to, or connected hereto.

5. Right to Consult Attorney. I ACKNOWLEDGE THAT I HAVE BEEN ADVISED, IN WRITING, TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THE LETTER (INCLUDING ITS ATTACHMENTS).

[NAME OF EMPLOYEE]	Date

ATTACHMENT B: WAIVER OF CLAIMS UNDER OLDER WORKERS’ BENEFIT PROTECTION ACT

PURSUANT TO THE OLDER WORKERS BENEFIT PROTECTION ACT (OWBPA), WHICH APPLIES TO THE WAIVER OF RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE UNDERSIGNED STATES THAT HE HAS HAD A PERIOD OF 21 CALENDAR DAYS FROM THE DATE HE WAS PRESENTED WITH THE LETTER (INCLUDING ITS ATTACHMENTS) ([INSERT DATE]) WITHIN WHICH TO CONSIDER THE LETTER (INCLUDING ITS ATTACHMENTS) AND HIS DECISION TO EXECUTE THE SAME, THAT HE HAS CAREFULLY READ THE LETTER (INCLUDING ITS ATTACHMENTS), THAT HE HAS HAD THE OPPORTUNITY TO HAVE IT REVIEWED BY AN ATTORNEY, THAT HE FULLY UNDERSTANDS ITS FINAL AND BINDING EFFECT, THAT THE ONLY PROMISES MADE TO HIM TO SIGN THE RELEASE SET FORTH ON ATTACHMENT A ARE THOSE STATED IN THE LETTER (INCLUDING ITS ATTACHMENTS), AND THAT THE UNDERSIGNED IS SIGNING VOLUNTARILY WITH THE FULL INTENT OF RELEASING THE EMPLOYER AFFILIATES OF ALL CLAIMS.

THE UNDERSIGNED SHALL HAVE A PERIOD OF SEVEN CALENDAR DAYS FOLLOWING HIS EXECUTION OF THE LETTER (INCLUDING ITS ATTACHMENTS) TO REVOKE THE LETTER (AND ITS ATTACHMENTS). THE LETTER (AND ITS ATTACHMENTS), INCLUDING THE OBLIGATION TO PAY SEVERANCE, SHALL NOT BECOME EFFECTIVE IF THE UNDERSIGNED TIMELY EXERCISES THIS RIGHT OF REVOCATION. TO BE EFFECTIVE, ANY SUCH NOTICE OF REVOCATION MUST BE IN WRITING, AND MUST BE RECEIVED WITHIN SAID SEVEN-DAY PERIOD. THE LETTER (AND ITS ATTACHMENTS) SHALL BECOME EFFECTIVE UPON EXPIRATION OF THE REVOCATION PERIOD, IF THE UNDERSIGNED HAS NOT PRIOR THERETO EXERCISED HIS RIGHT OF REVOCATION (THE “EFFECTIVE DATE”).

[NAME OF EMPLOYEE]	Date